UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*


                                 NVE Corporation
                                ----------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         -------------------------------
                         (Title of Class of Securities)


                                   629445 10 7
                                 --------------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 / /     Rule 13d-1(b)
 /X/     Rule 13d-1(c)
 / /     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------------------------                              ------------------------
CUSIP NO. 629445 10 7                     13G             PAGE 2 OF 5 PAGES
--------------------------                              ------------------------


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1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         JAMES DAUGHTON

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  / /
                                                                 (b)  / /
         N/A

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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

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                        5       SOLE VOTING POWER
                                2,748,000
      NUMBER OF
        SHARES         ---------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY                 -0-
    EACH REPORTING
        PERSON         ---------------------------------------------------------
         WITH           7       SOLE DISPOSITIVE POWER
                                2,748,000

                       ---------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
                                -0-

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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,748,000

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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
                                                                      / /

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.1%


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12       TYPE OF REPORTING PERSON*
         IN


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                      *SEE INSTRUCTION BEFORE FILLING OUT!




ITEM 1

         (a).     Name of Issuer:
                           NVE CORPORATION

         (b).     Address of Issuer's Principal Executive Offices:
                           11409 VALLEY VIEW ROAD
                           EDEN PRAIRIE, MINNESOTA  55344

ITEM 2

         (a).     Name of Person Filing:
                           JAMES DAUGHTON

         (b).     Address of Principal Business Office or, if none, Residence:
                           11409 VALLEY VIEW ROAD
                           EDEN PRAIRIE, MINNESOTA  55344

         (c).     Citizenship:
                           UNITED STATES

         (d).     Title of Class of Securities:
                           COMMON STOCK, $.01 PAR VALUE

         (e).     CUSIP Number:
                           629445 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

         (a)      / /  Broker or Dealer registered under Section 15 of the Act;

         (b)      / /  Bank as defined in section 3(a)(6) of the Act;

         (c) / / Insurance Company as defined in section 3(a)(19) of the Act;

         (d) / / Investment Company registered under section 8 of the Investment Company Act of 1940;

         (e)      / /  An investment adviser in accordance with Rule 13d-1(b)
                  (1)(ii)(E);

         (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-(1)(b)(1)(ii)(F);



         (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

         (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j)      / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:  2,748,000

         (b)      Percent of Class:  16.1%

         (c)      Number of Shares as to which such person has:

                  (i)      sole power to vote or to direct the vote: 2,748,000
                  (ii)     shared power to vote or to direct the vote:  -0-
                  (iii) sole power to dispose or to direct the disposition of: 2,748,000
                  (iv) shared power to dispose or to direct the disposition of: -0-

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying securities SEE Rule 13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:



         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         N/A

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       January 2, 2002
                                                 -----------------------------
                                                 Date

                                                       /s/James Daughton
                                                 -----------------------------
                                                 Signature

                                                       James Daughton
                                                 -----------------------------
                                                 Name/Title